Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 2, 2010, except for Notes 14 and 15, as to which the date is September 13, 2010, with respect to the consolidated financial statements of Great Wolf Resorts, Inc. contained in this Amendment No. 1 to the Registration Statement (Form S-4 File No. 333-169407) and Prospectus. We consent to the use of the aforementioned report in this Amendment No. 1 to the Registration Statement on Form S-4 and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/S/ GRANT THORNTON LLP
Madison, Wisconsin
October 8, 2010